As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLTOWER INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	34-1096634
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4500 Dorr Street, Toledo, Ohio	43615
(Address of Principal Executive Offices)	(Zip Code)

WELLTOWER INC. 2016 LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Thomas J. DeRosa

Chief Executive Officer

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

(419) 247-2800

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Mary Ellen Pisanelli, Esq.

Shumaker, Loop & Kendrick, LLP

North Courthouse Square

1000 Jackson Street

Toledo, Ohio 43604

(419) 241-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE(2)	AMOUNT OF REGISTRATION FEE
Common Stock, par value $1.00 per share	10,000,000	$68.78	$687,800,000	$69,261.46

(1)	This Registration Statement covers, in addition to the number of shares of common stock, par value $1.00 per share, of Welltower Inc. set forth above, options and other rights to purchase or acquire the shares of common stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Welltower Inc. 2016 Long-Term Incentive Plan as a result of one or more adjustments under such plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the New York Stock Exchange on May 26, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Welltower Inc. (the “Company”) with the Commission pursuant to requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2015, including information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 24, 2016;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

3.	Current Reports on Form 8-K filed on February 2, 2016 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated by reference into this Registration Statement), February 29, 2016, March 3, 2016, May 10, 2016 and May 16, 2016 (except that the information furnished pursuant to Item 7.01 of Form 8-K and the exhibits relating to such information are not incorporated by reference into this Registration Statement); and

4.	The description of the Company’s common stock as set forth in the registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

All other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of filing of each such document (except that information furnished to the Commission that is not deemed to be “filed” for purposes of the Exchange Act is not incorporated by reference into this Registration Statement).

Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of June 3, 2016, the attorneys of Shumaker, Loop & Kendrick, LLP participating in the preparation of this Registration Statement and the required legal opinions beneficially held, in the aggregate, approximately 3,276 shares of the Company’s common stock and 2,000 shares of the Company’s preferred stock.

Item 6. Indemnification of Directors and Officers.

Section 7 of our Second Restated Certificate of Incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law (the “DGCL”), or (4) for any transaction from which the director derived any improper personal benefit. Section 7 also provides that if the DGCL is amended to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the extent permitted by the DGCL, as so amended. The Second Restated Certificate of Incorporation also states that any repeal or modification of the foregoing paragraph by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification.

Our Fifth Amended and Restated By-Laws provide that we will indemnify, to the extent permitted by the DGCL, any current or past director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, officer, employee, trustee, partner, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such threatened, pending or completed action, suit or proceeding. Our Fifth Amended and Restated By-Laws further obligate us to pay all expenses incurred by a current or past director or officer in defending or investigating a threatened or pending action, suit or proceeding of the nature referenced above in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by us as provided above. Under these provisions, however, we are not obligated to indemnify any person in connection with a proceeding initiated by such person unless such proceeding is in connection with a claim by such person to enforce rights as stated above or was authorized or consented to by our Board of Directors.

We have entered into indemnification agreements with our directors, executive officers and officers to assure them that they will be indemnified to the extent permitted by the Second Restated Certificate of Incorporation, Fifth Amended and Restated By-Laws and Delaware law. The indemnification agreements cover, subject to certain exceptions and limitations, any and all expenses, judgments, fines, penalties, and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, and obligate the director, executive officer or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director, executive officer or officer is not entitled to indemnification.

Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation.

To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement. In the case of a claim by, or in the right of, the corporation (including stockholder derivative suits), indemnification under the DGCL is limited to expenses (including attorneys’ fees) and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers of the corporation upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified by the corporation.

We maintain indemnification insurance that provides for reimbursement of indemnification payments properly and lawfully made to our directors and officers and coverage, subject to certain exceptions and limitations, for directors and officers in situations where we cannot or do not indemnify them.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index and are incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report on Form 10-K pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on this 3rd day of June, 2016.

WELLTOWER INC.

By:	/s/ Thomas J. DeRosa
Thomas J. DeRosa
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth J. Bacon* Kenneth J. Bacon	Director	June 3, 2016

/s/ Jeffrey H. Donahue* Jeffrey H. Donahue	Chairman of the Board	June 3, 2016

/s/ Fred S. Klipsch* Fred S. Klipsch	Director	June 3, 2016

/s/ Geoffrey G. Meyers* Geoffrey G. Meyers	Director	June 3, 2016

/s/ Timothy J. Naughton* Timothy J. Naughton	Director	June 3, 2016

/s/ Sharon M. Oster* Sharon M. Oster	Director	June 3, 2016

/s/ Judith C. Pelham* Judith C. Pelham	Director	June 3, 2016

/s/ Sergio D. Rivera* Sergio D. Rivera	Director	June 3, 2016

/s/ R. Scott Trumbull* R. Scott Trumbull	Director	June 3, 2016

/s/ Thomas J. DeRosa Thomas J. DeRosa	Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2016

/s/ Scott A. Estes* Scott A. Estes	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 3, 2016

/s/ Paul D. Nungester, Jr.* Paul D. Nungester, Jr.	Senior Vice President and Controller (Principal Accounting Officer)	June 3, 2016

* By:	/s/ Thomas J. DeRosa
Thomas J. DeRosa, as Attorney-in-Fact Dated: June 3, 2016

Exhibit Index

4.1	Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000 (File No. 001-08923), and incorporated herein by reference thereto).

4.2	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 10-K filed March 20, 2000 (File No. 001-08923), and incorporated herein by reference thereto).

4.3	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed June 13, 2003 (File No. 001-08923), and incorporated herein by reference thereto).

4.4	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.9 to the Company’s Form 10-Q filed August 9, 2007 (File No. 001-08923), and incorporated herein by reference thereto).

4.5	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed May 10, 2011 (File No. 001-08923), and incorporated herein by reference thereto).

4.6	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed May 6, 2014 (File No. 001-08923), and incorporated herein by reference thereto).

4.7	Certificate of Amendment of Second Restated Certificate of Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company’s Form 8-K filed September 30, 2015 (File No. 001-08923), and incorporated herein by reference thereto).

4.8	Fifth Amended and Restated By-Laws of the Company (filed with the Commission as Exhibit 3.2 to the Company’s Form 10-Q filed October 30, 2015 (File No. 001-08923), and incorporated herein by reference thereto).

4.9	Welltower Inc. 2016 Long-Term Incentive Plan (filed with the Commission as Exhibit 10.1 to the Company’s Form 8-K filed May 10, 2016 (File No. 001-08923), and incorporated herein by reference thereto).

5	Opinion of Shumaker, Loop & Kendrick, LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.

24	Powers of Attorney.